Exhibit 99.1

Seattle Genetics Reports Third Quarter 2014 Financial Results

-Total Third Quarter Revenues of $75.9 Million, Including $48.2 Million in

ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Product Sales-

-ADCETRIS 2014 Net Sales Guidance Increased to a Range of $172 Million to $177 Million-

-ASH Annual Meeting to Feature 18 Abstracts on ADCETRIS and Antibody-Drug Conjugate

Pipeline Programs, Including an Oral Presentation on the Phase 3 AETHERA Trial-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — October 30, 2014 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the third quarter and nine months ended September 30, 2014. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development accomplishments, progress with other proprietary antibody-drug conjugate (ADC) pipeline programs, collaborator updates and upcoming activities.

“Our financial strength and clinical development progress in the third quarter were marked by record ADCETRIS net sales, up 32 percent from the third quarter of 2013, and positive topline results from the AETHERA phase 3 clinical trial,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer at Seattle Genetics. “We are positioned for a strong presence at the upcoming ASH annual meeting with 18 abstracts accepted for presentation. The data presentations on our broad ADCETRIS development program will include additional data from the AETHERA trial and from trials in earlier lines of Hodgkin lymphoma therapy and a range of other CD30-positive malignancies. We will also report interim phase 1 data at ASH from SGN-CD33A and SGN-CD19A as we continue to advance our pipeline of novel therapies for cancer.”

Recent ADCETRIS Highlights

•	Reported positive topline data from phase 3 AETHERA clinical trial demonstrating that patients with Hodgkin lymphoma (HL) at risk of relapse who received ADCETRIS as consolidation therapy immediately following an autologous stem cell transplantation (ASCT) had significantly extended progression-free survival (PFS) compared to patients who received placebo (hazard ratio=0.57; p-value=0.001).

•	Takeda Pharmaceutical Company Limited (Takeda) received marketing authorizations for ADCETRIS in additional countries, including Brazil and Taiwan. ADCETRIS is now approved in 47 countries worldwide.

•	Highlighted two-year durability of response from a phase 1 clinical trial of ADCETRIS in combination with chemotherapy for the treatment of newly diagnosed peripheral T-cell lymphoma (PTCL) patients, also known as mature T-cell lymphoma (MTCL), at the 2014 European Society for Medical Oncology (ESMO) Congress. Follow up data from the trial demonstrate durable PFS and overall survival rates in this setting. ADCETRIS is currently not approved for use in the treatment of frontline PTCL.

Recent ADC Pipeline and Collaborator Highlights

•	Initiated a phase 1 clinical trial of SGN-CD70A for non-Hodgkin lymphoma and renal cell carcinoma. SGN-CD70A is a novel ADC targeted to CD70 that utilizes the company’s newest ADC technology comprising a pyrrolobenzodiazepine (PBD) dimer cell-killing agent and proprietary site-specific conjugation technology (EC-mAb).

•	Entered into an additional ADC collaboration with Genmab. Under the agreement, Genmab paid an upfront fee of $11 million for exclusive rights to develop and commercialize ADCs utilizing Seattle Genetics’ auristatin-based ADC technology that target AXL, an antigen expressed on multiple types of solid tumors. Seattle Genetics is also entitled to receive more than $200 million in potential milestone payments and mid-to-high single digit royalties on worldwide net sales of any resulting products. In addition, following Genmab’s completion of its first phase 2 clinical trial of an AXL-targeting ADC, Seattle Genetics has the right to exercise an option to increase the royalties to double digits in exchange for a reduction of the milestone payments owed by Genmab.

•	Received multiple milestone payments under ADC collaborations with companies utilizing Seattle Genetics technology, including:

•	GlaxoSmithKline, triggered by initiation of a phase 1 clinical trial of an ADC for multiple myeloma;

•	Takeda, triggered by initiation of a phase 2 clinical trial of an ADC for advanced gastrointestinal malignancies; and,

•	Bayer, triggered by initiation of a phase 1 clinical trial of an ADC for solid tumors.

Upcoming 2014 Activities

•	Highlight data from multiple ADCETRIS clinical trials at the American Society of Hematology (ASH) 2014 annual meeting, being held December 6-9, 2014 in San Francisco, CA. There will be presentations on:

•	Phase 3 AETHERA trial for HL patients at risk of relapse following ASCT;

•	Phase 2 trial of ADCETRIS in combination with bendamustine for salvage HL;

•	Phase 2 trials of ADCETRIS in diffuse large B-cell lymphoma, including both frontline and relapsed patients;

•	Phase 2 trial in frontline HL patients age 60 or older;

•	Long-term follow up data from a pivotal trial of single-agent ADCETRIS in systemic anaplastic large cell lymphoma (ALCL); and,

•	Long-term follow up data from a phase 1 trial of ADCETRIS in combination with chemotherapy in frontline HL.

ADCETRIS is currently not approved for use in any of the above settings, with the exception of relapsed systemic ALCL.

•	Highlight data from pipeline programs at ASH, including presentations on:

•	Phase 1 trial of SGN-CD33A in acute myeloid leukemia (AML); and,

•	Phase 1 trials of SGN-CD19A in non-Hodgkin lymphoma and acute lymphoblastic leukemia.

•	In addition to continuing the evaluation of single-agent use of SGN-CD33A in AML, initiate a phase 1b trial of SGN-CD33A in combination with chemotherapy for frontline AML.

•	Submit an investigational new drug (IND) application to the U.S. Food and Drug Administration (FDA) for a phase 1 trial of SEA-CD40 in solid tumors. SEA-CD40 is a novel non-fucosylated engineered antibody designed to activate a patient’s immune cells to fight cancer. SEA-CD40 was developed using Seattle Genetics’ proprietary sugar-engineered antibody (SEA) technology.

Third Quarter and Nine Months 2014 Financial Results

Total revenues were $75.9 million and $212.4 million for the third quarter and year-to-date in 2014 compared to $71.0 million and $201.9 million for the same periods in 2013. ADCETRIS net sales for the third quarter and year-to-date periods ended September 30, 2014 increased to $48.2 million and $131.7 million, respectively, from $36.5 million and $106.1 million for the same periods in 2013. Royalty revenues increased to $8.1 million and $28.2 million in the third quarter and year-to-date in 2014 from $5.3 million and $11.2 million in 2013, driven by Takeda’s sales of ADCETRIS in its territory as well as a sales-based milestone in the first quarter of 2014.

Collaboration revenues for the third quarter and year-to-date in 2014 were $19.5 million and $52.6 million, respectively, which reflect anticipated decreases from $29.2 million and $84.5 million for the comparable periods in 2013. Collaboration revenues in 2013 included reimbursement funding for drug product supplied by Seattle Genetics under its ADCETRIS collaboration with Takeda, in support of Takeda establishing its own product supply. In addition, net reimbursement funding from Takeda under the ADCETRIS collaboration decreased in 2014 due to more program activities now being performed by Takeda, reflecting its expanded role in global development of ADCETRIS. Collaboration revenues also include amounts earned under the company’s ADC collaborations.

Total costs and expenses for the third quarter of 2014 were $91.5 million, compared to $94.8 million for the third quarter of 2013. This decrease was primarily the result of higher ADCETRIS collaboration expenses in 2013 compared to 2014. For the first nine months of 2014, total costs and expenses were $262.1 million, compared to $249.0 million in the first nine months of 2013. This reflects increased investment in ADCETRIS clinical trials and in the company’s ADC pipeline, offset by less drug product supplied to Takeda under the ADCETRIS collaboration.

Under the ADCETRIS collaboration with Takeda, development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Takeda and Seattle Genetics on a 50:50 basis. Net reimbursement funding received from or paid to Takeda is included as a component of collaboration revenue and recognized over the development period of the collaboration along with other development payments received, including the upfront payment and development milestone payments.

Non-cash, share-based compensation cost for the first nine months of 2014 was $29.0 million, compared to $21.6 million for the first nine months of 2013.

Net loss for the third quarter of 2014 was $15.6 million, or $0.13 per share, compared to a net loss of $23.7 million, or $0.19 per share, for the third quarter of 2013. For the nine months ended September 30, 2014, net loss was $49.5 million, or $0.40 per share, compared to a net loss of $46.8 million, or $0.39 per share, for the same period in 2013.

As of September 30, 2014, Seattle Genetics had $339.6 million in cash, cash equivalents and investments, compared to $349.2 million as of June 30, 2014 and compared to $374.3 million as of December 31, 2013.

2014 Financial Outlook

Seattle Genetics anticipates that 2014 revenues from ADCETRIS net product sales in the U.S. and Canada will be higher than previously anticipated, and are now expected to be in the range of $172 million to $177 million. The company also anticipates that 2014 collaboration revenues will be higher than previously anticipated, and are now expected to be in the range of $64 million to $68 million.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling 888-224-1141 (domestic) or 913-981-5556 (international). The conference ID is 6901988. A replay of the discussion will be available beginning at approximately 4:30 p.m. PT today from Seattle Genetics’ website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 6901988. The telephone replay will be available until 5:00 p.m. PT on Monday, November 3, 2014.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of innovative antibody-based therapies for the treatment of cancer. Seattle Genetics is leading the field in developing antibody-drug conjugates (ADCs), a technology designed to harness the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. The company’s lead product, ADCETRIS® (brentuximab vedotin) is an ADC that, in collaboration with Takeda Pharmaceutical Company Limited, is commercially available for two indications in more than 45 countries, including the U.S., Canada, Japan and members of the European Union. Additionally, ADCETRIS is being evaluated broadly in more than 30 ongoing clinical trials. Seattle Genetics is also advancing a robust pipeline of clinical-stage ADC programs, including SGN-CD19A, SGN-CD33A, SGN-LIV1A, SGN-CD70A, ASG-22ME and ASG-15ME. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including AbbVie, Agensys (an affiliate of Astellas), Bayer, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, data availability from ongoing clinical trials, expectations for additional regulatory approvals and expectations for revenues for the year 2014. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include that sales of ADCETRIS may not be as expected. We may also be delayed in our planned trial initiations and regulatory submissions and approvals for reasons outside of our control. We may also fail to receive milestone payments under our collaborations. In addition, if we do not meet our financial guidance or the expectations of analysts or investors, our stock price may be adversely impacted. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30,	December 31,
	2014	2013
Assets
Cash, cash equivalents and short term investments	$339,561	$374,267
Other assets	138,687	109,631

Total assets	$478,248	$483,898

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$71,323	$59,348
Deferred revenue and long-term liabilities	181,739	194,365
Stockholders’ equity	225,186	230,185

Total liabilities and stockholders’ equity	$478,248	$483,898

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues
Net product sales	$48,209	$36,485	$131,707	$106,141
Collaboration and license agreement revenues	19,501	29,234	52,575	84,525
Royalty Revenues	8,143	5,250	28,150	11,189

Total revenues	75,853	70,969	212,432	201,855

Costs and expenses
Cost of sales	4,725	3,528	12,477	10,008
Cost of royalty revenues	2,901	1,927	8,009	4,299
Research and development	58,510	67,847	166,700	167,855
Selling, general and administrative	25,342	21,451	74,885	66,873

Total costs and expenses	91,478	94,753	262,071	249,035

Loss from operations	(15,625)	(23,784)	(49,639)	(47,180)
Investment and other income, net	59	98	182	331

Net loss	$(15,566)	$(23,686)	$(49,457)	$(46,849)

Basic and diluted net loss per share	$(0.13)	$(0.19)	$(0.40)	$(0.39)

Weighted-average shares used in computing basic and diluted net loss per share	123,591	121,990	123,234	121,260